UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2014

SCRIPSAMERICA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54550	26-2598594
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Corporate Office Centre Tysons II, 1650 Tysons Boulevard, Suite 1580, Tysons Corner, VA 22102

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (800) 957-7622

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2014, the Registrant signed a Manufacturing & Supply Agreement with a solid dose pharmaceutical manufacturer (the “Supply Agreement”) for the manufacture, assembly, packaging, labeling and packing of the Registrant’s RapiMed® products to be sold in China, which initially consist of the Registrant’s 80 mg and 160 mg pediatric acetaminophen orally disintegrating tablets. The Supply Agreement, which is dated as of March 11, 2014, is non-exclusive arrangement and has a term of one (1) year which will automatically renew for one (1) year renewal terms unless either party gives notice of termination at least 180 days prior to the end of the then current term.

The Supply Agreement may be terminated (i) by the Registrant upon 90 days prior notice if it determines to stop marketing RapiMed® products, (ii) by either party as a result of the other party’s failure to perform due to force majeure (e.g., natural disasters, riots, labor strikes, government actions and other acts or events beyond the reasonable control of a party) lasting 90 days (consecutively or cumulatively), (iii) by either party if the other party breaches the Supply Agreement in any material respect and such breach is not cured within 30 days of notice, (iv) by either party upon insolvency or bankruptcy of the other party and/or (v) by either party for a breach of the confidentiality provision of the Supply Agreement by the other party.

Upon any termination of the Supply Agreement by the manufacturer, the Registrant will be required to purchase the manufacturer’s uncontaminated, usable raw materials already purchased to make the RapiMed® products and may be required to purchase finished goods and work in process. If the Registrant terminates the Supply Agreement (other than for ceasing to market RapiMed® products), it has the option, but not the obligation, to purchase such inventories and raw materials.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit Description
10.1	Manufacturing and Supply Agreement dated as of March 11, 2014 (portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCRIPSAMERICA, INC.

Date: June 9, 2014	By:	/s/ Robert Schneiderman
Robert Schneiderman
Chief Executive Officer